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As filed with the Securities and Exchange Commission on May 15, 2019.

Registration No. 333-231076

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2
to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BICYCLE THERAPEUTICS LIMITED*
(Exact Name of Registrant as Specified in Its Charter)

England and Wales (State or Other Jurisdiction of Incorporation or Organization)	2834 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Bicycle Therapeutics Limited
B900, Babraham Research Campus
Cambridge CB22 3AT
United Kingdom
+44 1223 261503
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Bicycle Therapeutics Inc.
4 Hartwell Place
Lexington, Massachusetts 02421
Attention: Lee Kalowski
617-945-8155
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Kristopher D. Brown James Xu Jonathan A. Schur Goodwin Procter LLP 620 Eighth Avenue New York, NY 02109 (212) 813-8800	Graham Defries Goodwin Procter (UK) LLP 100 Cheapside London EC2V 6DY United Kingdom +44 20 7447 4200	Ed Lukins Edward Dyson Cooley (UK) LLP Dashwood 69 Old Broad Street London EC2M 1QS United Kingdom +44 20 7785 9355	Divakar Gupta Richard Segal Ryan Sansom Cooley LLP 55 Hudson Yards New York, NY 10001 (212) 479-6000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.    ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company ☒ Emerging Growth Company ☒

            If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

*
We intend to alter the legal status of our company under English law from a private limited company by re-registering as a public limited company and changing our name from Bicycle Therapeutics Limited to Bicycle Therapeutics plc prior to the completion of this offering.

 EXPLANATORY NOTE

          This Amendment No. 2 ("Amendment No. 2") to the Registration Statement on Form F-1 ("Registration Statement") is being filed solely for the purpose of filing Exhibits 10.7, 10.8, 10.9, 10.10 and 10.11. This Amendment No. 2 does not modify any provisions of the prospectus that forms a part of the Registration Statement and accordingly, such prospectus has been omitted.

PART II

Information Not Required in Prospectus

Item 13.    Other Expenses of Issuance and Distribution.

          The following table sets forth the fees and expenses, other than underwriting discounts and commissions, which are expected to be incurred in connection with our sale of ADSs in this offering. With the exception of the registration fee payable to the SEC, the Nasdaq listing fee and the filing fee payable to FINRA, all amounts are estimates.

SEC registration fee	$10,454
FINRA filing fee	13,437
Nasdaq listing fee	125,000
Printing and engraving expenses	55,000
Legal fees and expenses	1,985,000
Accounting fees and expenses	1,131,000
Miscellaneous fees and expenses	50,109

Total	$3,370,000

Item 14.    Indemnification of Directors and Officers.

          Subject to the Companies Act, members of the registrant's board of directors and its officers (excluding auditors) have the benefit of the following indemnification provisions in the registrant's Articles of Association:

          Current and former members of the registrant's board of directors or officers shall be reimbursed for:

  (i)
  all costs, charges, losses, expenses and liabilities sustained or incurred in relation to his or her actual or purported execution of his or her duties in relation to the registrant, including any liability incurred in defending any criminal or civil proceedings; and

  (ii)
  expenses incurred or to be incurred in defending any criminal or civil proceedings, in an investigation by a regulatory authority or against a proposed action to be taken by a regulatory authority, or in connection with any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the registrant as a company, or collectively the Statutes, arising in relation to the registrant or an associated company, by virtue of the actual or purposed execution of the duties of his or her office or the exercise of his or her powers.

          In the case of current or former members of the registrant's board of directors, there shall be no entitlement to reimbursement as referred to above for (i) any liability incurred to the registrant or any associated company, (ii) the payment of a fine imposed in any criminal proceeding or a penalty imposed by a regulatory authority for non-compliance with any requirement of a regulatory nature, (iii) the defense of any criminal proceeding if the member of the registrant's board of directors is convicted, (iv) the defense of any civil proceeding brought by the registrant or an associated company in which judgment is given against the director and (v) any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the registrant as a company in which the court refuses to grant relief to the director.

          In addition, members of the registrant's board of directors and its officers who have received payment from the registrant under these indemnification provisions must repay the amount they received in accordance with the Statutes or in any other circumstances that the registrant may prescribe or where the registrant has reserved the right to require repayment.

          The underwriting agreement the registrant will enter into in connection with the offering of ADSs being registered hereby provides that the underwriters will indemnify, under certain conditions, the registrant's board of directors and its officers against certain liabilities arising in connection with this offering.

Item 15.    Recent Sales of Unregistered Securities.

          In the three years preceding the filing of this Registration Statement, we have issued the following securities that were not registered under the Securities Act:

(a)     Issuances of Share Capital

          On October 3, 2016, we issued 406,001 Series A preferred shares to seven investors for an aggregate subscription price of £4,060,010.

          On May 26, 2017, we issued warrants to subscribe for up to 200,000 Series A preferred shares to five investors with an exercise price of £0.01 per share.

          On May 26, 2017, we issued 3,562,583 Series B1 preferred shares to eight investors for an aggregate subscription price of £39,999,969.41.

          On May 26, 2017 we issued warrants to subscribe for up to 627,903 Series B1 preferred shares to three investors with an exercise price of £0.01 per share.

          On October 27, 2017, we issued 384,615 Series B1 preferred shares to one investor for an aggregate subscription price of £4,999,995.

          On October 27, 2017, we issued warrants to subscribe for up to 115,384 Series B1 preferred shares to a new unaffiliated investor with an exercise price of £0.01 per share.

          On December 17, 2018, we issued 251,904 ordinary shares to existing employees for an aggregate of £2,519.04.

          On December 20, 2018, we issued 1,323,248 Series B2 preferred shares to three investors for an aggregate subscription price of £20,576,506.40.

          On January 3, 2019, we issued 80,385 Series B2 preferred shares to one investor for an aggregate subscription price of £1,249,986.75.

          The sales of securities described above were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, as transactions by an issuer not involving a public offering, or pursuant to Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States. All of the purchasers in these transactions represented to us in connection with their purchase that they were acquiring the securities for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. Such purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

(b)     Grants and Exercises of Options and Restricted Share Awards

          From April 2016 to the date of the prospectus that forms a part of this registration statement, we issued share options to subscribe for an aggregate of 1,573,345 ordinary shares, with exercise prices ranging from £0.01 to £6.37 per ordinary share, to employees and directors.

          From April 2016 to the date of the prospectus that forms a part of this registration statement, we issued 61,295 ordinary shares to individuals upon exercise of options for an aggregate subscription price of £16,945.47.

          From April 2016 to the date of the prospectus that forms a part of this registration statement, we issued 576,350 ordinary shares to individuals pursuant to share vesting agreements, for an aggregate subscription price of £4,033.33.

          The issuances of the securities described above were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act or Rule 701 promulgated under the Securities Act as transactions pursuant to compensatory benefit plans, or pursuant to Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States. The ordinary shares issued upon the exercise of options are deemed to be restricted securities for purposes of the Securities Act.

          All certificates representing the securities issued in the transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16.    Exhibits and Financial Statement Schedules.

(a)     Exhibits:

Exhibit number		Description of exhibit

1.1	*	Form of Underwriting Agreement.

3.1	*	Articles of Association of Bicycle Therapeutics Limited, as currently in effect.

3.2	*	Form of Articles of Association of the registrant (to be effective upon the closing of this offering).

4.1	*	Form of Deposit Agreement.

4.2	*	Form of American Depositary Receipt (included in Exhibit 4.1).

5.1	*	Opinion of Goodwin Procter (UK) LLP.

10.1	*	Registration Rights Agreement by and among Bicycle Therapeutics Limited and the Investors listed therein, dated December 21, 2018.

10.2	#*	Form of Share Option Contract of Bicycle Therapeutics Limited for employees in England.

10.3	#*	Form of Share Option Contract of Bicycle Therapeutics Limited for employees in the United States.

10.4	#*	Senior Executive Cash Incentive Bonus Plan.

10.5	#*	2019 Employee Share Purchase Plan.

10.6	#*	2019 Share Option Plan and forms of award agreements thereunder (to be adopted prior to the effectiveness of this registration statement).

10.7	#	Employment Agreement between the registrant and Kevin Lee, Ph.D., MBA, to be in effect upon the closing of this offering.

Exhibit number		Description of exhibit

10.8	#	Employment Agreement between the registrant and Lee Kalowski, MBA, to be in effect upon the closing of this offering.

10.9	#	Employment Agreement between the registrant and Michael Skynner, Ph.D., to be in effect upon the closing of this offering.

10.10	#	Employment Agreement between the registrant and Nicholas Keen, Ph.D., to be in effect upon the closing of this offering.
10.11	#	Employment Agreement between the registrant and Peter Leone, MBA, dated January 28, 2019.

10.12	#*	Form of Deed of Indemnity between the registrant and each of its directors and executive officers.

10.13	*	Contract for the Sale of Leasehold Land with Vacant Possession, by and between Convergence Pharmaceuticals Limited and BicycleRD Limited, dated October 31, 2017, which is pursuant to the Underlease of Ground and First Floor Premises Building 900 Babraham Research Campus Babraham Cambridge, between Imperial College Thinkspace Limited, Convergence Pharmaceuticals Limited and Biogen Idec Limited, dated March 2, 2017.

10.14	*	Lease Agreement, by and between Bicycle Therapeutics Inc. and King 4 Hartwell Place, LLC, dated September 26, 2017.

10.15	+*	Clinical Trial and License Agreement, by and between Bicycle Therapeutics Limited, Cancer Research Technology Limited, and Cancer Research UK, dated December 13, 2016, as amended and restated by the Deed of Amendment on March 31, 2017, as further amended by the Second Deed of Amendment on June 29, 2018.

21.1	*	Subsidiaries of the registrant.

23.1	*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	*	Consent of Goodwin Procter (UK) LLP (included in Exhibit 5.1).

24.1	*	Power of Attorney.

99.1	*	Consent of Director Nominee.

*
Previously filed.

#
Indicates a management contract or any compensatory plan, contract or arrangement.

+
Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the registration statement and filed separately with the United States Securities and Exchange Commission.

(b)     Financial Statements Schedules:

          Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The Registrant hereby undertakes that:

  (a)
  The Registrant will provide to the underwriter at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  (b)
  For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

  (c)
  For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, under the laws and regulations of England and Wales, on May 15, 2019.

BICYCLE THERAPEUTICS LIMITED
By:	/s/ KEVIN LEE
	Name:	Kevin Lee, Ph.D., MBA
	Title:	Chief Executive Officer

          Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KEVIN LEE Kevin Lee, Ph.D., MBA	Chief Executive Officer and Director (Principal Executive Officer)	May 15, 2019
/s/ LEE KALOWSKI Lee Kalowski, MBA	Chief Financial Officer and President (Principal Financial and Accounting Officer)	May 15, 2019
* Pierre Legault, MBA, CPA	Chairman and Director	May 15, 2019
* Michael Anstey, DPhil	Director	May 15, 2019
* Catherine Bingham, MBA	Director	May 15, 2019
* Deborah Harland, Ph.D., MBA	Director	May 15, 2019
* Anja König, Ph.D.	Director	May 15, 2019

Signature			Title	Date

* Eashwar Krishnan			Director	May 15, 2019
* Carolyn Ng, Ph.D.			Director	May 15, 2019
* Jason Rhodes, MBA			Director	May 15, 2019
* Sir Gregory Winter, FRS			Director	May 15, 2019
* Lee Kalowski, MBA			Authorized Representative in the United States	May 15, 2019
*By:	/s/ LEE KALOWSKI
	Name:	Lee Kalowski
	Title:	Attorney-in-fact

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EXPLANATORY NOTE
PART II Information Not Required in Prospectus
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES